                                                 RULE NO. 424(b)(1)
                                                 REGISTRATION NO. 333-95921



   PROSPECTUS SUPPLEMENT
   (To Prospectus dated May 9, 2000)

                                 EARTHWEB INC.

                   7% Convertible Subordinated Notes due 2005 and Shares of Common Stock Issuable Upon Conversion of the Notes

                               ----------------

   Our common shares trade on the NASDAQ National Market under the symbol
"EWBX."

   Investing in the notes or the common stock into which the notes are convertible involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus dated May 9, 2000.

   Through October 17, 2000, the following selling securityholders have provided the information listed below. This list supercedes that set forth in the attached prospectus.

                                                   Common Stock Owned
                            Principal Amount of       Prior to the
                          Notes Beneficially Owned      Offering          Common Stock
          Name               and Offered Hereby          (1)(2)       Offered Hereby(1)(2)
          ----            ------------------------ ------------------ --------------------
Alta Partners Holdings,
 LDC....................        $ 2,000,000              51,150              51,150
Argent Classic
 Convertible Arbitrage
 Fund (Bermuda) L.P.....          5,000,000             127,877             127,877
Black Diamond Offshore,
 Ltd....................            336,000               8,593               8,593
BNP Arbitrage SNC.......          3,000,000              76,726              76,726
CIBC World Markets
 International Arbitrage
 Corp...................          1,000,000              25,575              25,575
Credit Research &
 Trading LLC............          2,415,000              61,764              61,764
Deutsche Bank Securities
 Inc....................          7,220,000             184,654             184,654
Donaldson, Lufkin &
 Jenrette Securities
 Corp. .................          4,950,000             126,598             126,598
Double Black Diamond
 Offshore, LDC..........          1,079,000              27,595              27,595
Fidelity Financial
 Trust: Fidelity
 Convertible Securities
 Fund(3)................          7,500,000             191,815             191,815
Highbridge International
 L.L.C..................          2,500,000              63,938              63,938
Jackson Investment
 Fund Ltd...............             15,000                 383                 383
JMG Capital Partners,
 LP.....................            750,000              19,181              19,181
Lehman Brothers, Inc....            180,000               4,603               4,603
Leonardo, L.P. .........          1,350,000              34,526              34,526
Lydian Overseas Partners
 Master Fund............          1,750,000              44,757              44,757
Morgan Stanley & Co.....         10,000,000             255,754             255,754
Museum of Fine Arts,
 Boston.................             18,000                 460                 460
Nelson Partners Ltd.....             90,000               2,301               2,301
Olympus Securities,
 Ltd....................            195,000               4,987               4,987
Parker-Hannifin
 Corporation............             21,000                 537                 537
Paloma Securities
 L.L.C..................          1,000,000              25,575              25,575
Pro Mutual..............             65,000               1,662               1,662
Putnam Asset Allocation
 Funds--Balanced
 Portfolio..............            200,000               5,115               5,115
Putnam Balanced
 Retirement Fund........             37,000                 946                 946
Putnam Convertible
 Income--Growth Trust...            941,000              24,066              24,066
Putnam Convertible
 Opportunities and
 Income Trust...........             47,000               1,202               1,202
Q Opportunity Fund,
 LTD....................          8,000,000             204,603             204,603
Tribeca Investments,
 L.L.C. ................          3,500,000              89,514              89,514

Triton Capital Investments, Ltd........................... 750,000 19,181 19,181
University of Rochester...................................  17,000    434    434
Worldwide Transactions Ltd................................  85,000  2,173  2,173

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(1) Assumes a conversion price of $39.10 per share and a cash payment in lieu of any fractional interest.
(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $39.10 per share.
(3) The entity is either an investment company or a portfolio of an investment company registered under the Investment Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company. Fidelity Management & Research Company is a Massachusetts corporation, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and is a wholly owned subsidiary of FMR Corp., also a Massachusetts corporation.

                 Prospectus Supplement dated October 17, 2000

    This Prospectus Supplement supercedes all prior Prospectus Supplements.

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